Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 20, 2014

Greenwood Village, CO – May 20, 2014 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 20, 2014 compared to the 16 weeks ended April 21, 2013.
First Quarter Financial Highlights

•	First quarter revenues were $340.5 million, an increase of 11.1%

•	Comparable restaurant revenue increased 5.4%

•	Restaurant-level operating profit, as a percent of restaurant revenue, increased to 22.4% from 21.5% (See Schedule I)

•	Earnings per diluted share increased 24.2% to $0.82 compared to $0.66 for the same period a year ago

•	Net income increased 26.0% to $11.9 million compared to $9.5 million for the same period a year ago
“We are pleased with Red Robin’s first quarter performance, which included strong comparable restaurant revenue growth and productivity gains that resulted in solid EPS growth,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “The success of our new FinestTM line of Black Angus burgers as well as increased media contributed to our higher sales. Looking ahead, we will continue to focus on our expansion, efficiency and engagement initiatives which should help to offset headwinds and position us well for the future.”
Operating Results
Total Company revenues, which include Company-owned restaurant revenue and franchise royalties, increased 11.1% to $340.5 million in the first quarter of 2014 from $306.3 million in the first quarter of 2013.
System-wide restaurant revenue (including franchised units) for the first quarter of 2014 totaled $457.3 million, compared to $415.6 million for the first quarter in 2013 at constant currency rates.
Comparable restaurant revenue increased 5.4% in the first quarter of 2014 compared to the prior year. In the first quarter, guest counts increased 0.5%, supported by increased media this year, while average guest check increased 4.9%. Comparable restaurants are those Company-owned restaurants that have achieved five full quarters of operations during the period presented, and such restaurants are only included in our comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margins (a non-GAAP financial measure) were 22.4% in the first quarter of 2014 compared to 21.5% in the first quarter of fiscal year 2013, an improvement of 90 basis points. The increased margins resulted primarily from the leverage of a higher average check on fixed costs and effective labor management. Schedule I of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.
Restaurant revenue performance

Casual Dining Restaurants (1)	Q1 2014	Q1 2013
Average weekly sales per unit:
Company-owned – Total	$58,382	$55,978
Company-owned – Comparable	$58,941	$55,906
Franchised units (2)	$57,568	$53,694
Total operating weeks:
Company-owned units	5,718	5,364
Franchised units	2,124	2,128
_________________________________________________________
(1) Excludes Red Robin's Burger Works® fast casual restaurants
(2) Constant currency rates

Other Results
Depreciation and amortization costs increased $1.1 million to $18.9 million in the first quarter of 2014 compared to $17.8 million in the first quarter of 2013. The increased depreciation was primarily related to new restaurants opened and acquired since the first quarter 2013 and restaurants remodeled under our brand transformation initiative.
General and administrative costs were $32.1 million, an increase of $3.1 million from the first quarter of fiscal year 2013, due mainly to an increase in salaries and benefits related to investments in talent to support the Company’s business initiatives.
Selling expenses were $10.3 million, or 3.1% of revenue, in the first quarter of fiscal year 2014, an increase from $8.6 million, or 2.8% of revenue, a year ago due to increased spending on media.
Pre-opening and acquisition costs were $2.1 million in the first quarter of fiscal year 2014 which included approximately $0.6 million of costs related to franchise acquisitions.
The Company had an effective tax rate of 27.0% in the first quarter of fiscal year 2014, compared to a 23.9% rate in the same period a year ago.
Restaurant Development and Acquisitions
As of the end of the first quarter of 2014, there were 362 Company-owned Red Robin® restaurants, five Red Robin's Burger Works® and 129 franchised Red Robin restaurants – a total of 496 restaurants. In the first quarter of fiscal year 2014, the Company opened four new Red Robin restaurants, and closed one full-service and one Red Robin's Burger Works restaurant.
As previously announced, the Company acquired four franchised restaurants in New York State in March for approximately $8.0 million. In addition, Red Robin has an agreement to acquire an additional 32 franchised restaurants in the U.S. and Canada for approximately $40 million, which is expected to close in late summer.
Balance Sheet and Liquidity
As of April 20, 2014, the Company had cash and cash equivalents of $14.6 million and total debt of $87.5 million, including $9.1 million of capital lease liabilities.
During the first quarter of 2014, the Company repurchased approximately 108,000 shares for a total of $7.5 million under its share repurchase authorization.
Outlook for 2014
The Company's outlook does not include the impact of the anticipated acquisition of 32 restaurants which is expected to close in late summer.
Red Robin’s 2014 fiscal year consists of 52 weeks and will end on December 28, 2014.
In fiscal year 2014, the Company expects comparable restaurant revenue growth in the low single digits. Additionally, the Company plans to open 20 new Red Robin restaurants and five Red Robin's Burger Works resulting in total operating week growth of between 6% and 7%.
Capital investments in fiscal year 2014 are expected to total between $85 million and $90 million, excluding acquisitions. In addition to the new restaurant openings, the Company also plans to remodel at least 50 Red Robin restaurants as part of its brand transformation initiative.
Restaurant-level operating profit margins in fiscal year 2014 are expected to be approximately 21.4%.
General and administrative costs are expected to be approximately $93 million, while selling expenses are expected to be approximately 3.2% of sales. Depreciation is projected to be approximately $62 million.
The income tax rate in fiscal year 2014 is expected to be approximately 27.5%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2014 is estimated to be $0.30 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.07, and a change of approximately $200,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its first quarter 2014 results today at 10:00 a.m. ET. The conference call number is (888) 569-5033, or for international callers (719) 325-2456. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, May 27, 2014. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 2282970.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, recently earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are close to 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, restaurant sales, new restaurant openings and operating weeks, capital investments including our brand transformation initiative, franchise acquisition, including anticipated closing timeline, future economic performance, anticipated costs, expenses and other financial measures, statements under the heading “Outlook for 2014” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion (including franchised unit acquisitions) and restaurant remodeling; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 20, 2014	April 21, 2013
Revenues:
Restaurant revenue	$334,995	$301,313
Franchise royalties, fees and other revenue	5,489	5,036
Total revenues	340,484	306,349

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	84,220	74,982
Labor	110,921	101,882
Other operating	40,597	37,090
Occupancy	24,282	22,573
Depreciation and amortization	18,886	17,834
General and administrative	32,100	28,967
Selling	10,323	8,641
Pre-opening costs and acquisition costs	2,113	834
Total costs and expenses	323,442	292,803

Income from operations	17,042	13,546

Other expense:
Interest expense, net and other	674	1,089

Income before income taxes	16,368	12,457
Provision for income taxes	4,424	2,977
Net income	$11,944	$9,480
Earnings per share:
Basic	$0.83	$0.67
Diluted	$0.82	$0.66
Weighted average shares outstanding:
Basic	14,352	14,062
Diluted	14,592	14,341

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 20, 2014	December 29, 2013
Assets:
Current Assets:
Cash and cash equivalents	$14,635	$17,108
Accounts receivable, net	14,326	22,568
Inventories	21,922	21,992
Prepaid expenses and other current assets	9,191	15,766
Deferred tax asset and other	2,959	3,212
Total current assets	63,033	80,646

Property and equipment, net	451,834	444,727
Goodwill	64,608	62,525
Intangible assets, net	38,862	36,800
Other assets, net	11,165	9,947
Total assets	$629,502	$634,645

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$17,376	$19,117
Construction related payables	14,105	14,682
Accrued payroll and payroll related liabilities	38,701	45,919
Unearned revenue	27,037	35,740
Accrued liabilities and other	26,999	24,454
Total current liabilities	124,218	139,912

Deferred rent	54,597	51,985
Long-term debt	78,375	79,375
Long-term portion of capital lease obligations	8,317	8,513
Other non-current liabilities	9,147	7,457
Total liabilities	274,654	287,242

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000 shares authorized; 17,845 and 17,851 shares issued; 14,298 and 14,350 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,547 and 3,501 shares, at cost	(116,005)	(110,486)
Paid-in capital	198,190	197,145
Accumulated other comprehensive loss, net of tax	(50)	(25)
Retained earnings	272,695	260,751
Total stockholders’ equity	354,848	347,403
Total liabilities and stockholders’ equity	$629,502	$634,645

Schedule I
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 16 weeks ended April 20, 2014 and the 16 weeks ended April 21, 2013, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Sixteen Weeks Ended
	April 20, 2014		April 21, 2013
Restaurant revenue	$334,995	98.4%	$301,313	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	84,220	25.1%	74,982	24.9%
Labor	110,921	33.1%	101,882	33.8%
Other operating	40,597	12.1%	37,090	12.3%
Occupancy	24,282	7.3%	22,573	7.5%
Restaurant-level operating profit	74,975	22.4%	64,786	21.5%

Add – Franchise royalties, fees and other revenues	5,489	1.6%	5,036	1.6%
Deduct – other operating:
Depreciation and amortization	18,886	5.5%	17,834	5.8%
General and administrative	32,100	9.4%	28,967	9.5%
Selling	10,323	3.1%	8,641	2.8%
Pre-opening and acquisition costs	2,113	0.6%	834	0.3%
Total other operating	63,422	18.6%	56,276	18.4%

Income from operations	17,042	5.0%	13,546	4.4%

Interest expense, net and other	674	0.2%	1,089	0.3%
Income tax expense	4,424	1.3%	2,977	1.0%
Total other	5,098	1.5%	4,066	1.3%

Net income	$11,944	3.5%	$9,480	3.1%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.